Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated February 23, 2012

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-4 of this term sheet and beginning on page S-10 of product supplement STR-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$
Underwriting discount (1)	$0.125	$
Proceeds, before expenses, to BAC	$9.875	$

(1)

The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.975 per unit and $0.100 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.875 per unit and $0.00 per unit, respectively.

* Depending on the date the notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, the settlement date, the Observation Dates, or the maturity date will occur is subject to change.

Merrill Lynch & Co.
March , 2012

Units

Strategic Accelerated Redemption Securities®

Linked to the iShares® MSCI Brazil Index Fund,

due March , 2013

$10 principal amount per unit

Term Sheet No.

Pricing Date* March , 2012 Settlement Date* March , 2012 Maturity Date* March , 2013 CUSIP No.

Strategic Accelerated Redemption Securities®

The notes have a maturity of approximately one year, and are callable at approximately 6, 9, and 12 months after issuance

The notes will be called at $10 per unit plus a Call Premium if the closing price of the iShares® MSCI Brazil Index Fund (the “Index Fund”) on any Observation Date is equal to or greater than 100% of its Starting Value

The Call Premium will be between 5.00% and 7.00% if the notes are called on the first Observation Date, between 7.50% and 10.50% if the notes are called on the second Observation Date, and between 10.00% and 14.00% if the notes are called on the final Observation Date

1-to-1 downside loss if the notes are not called and the closing value of the Index Fund on the final Observation Date decreases below the Threshold Value, with up to 90% of the principal amount at risk

Payments on the notes are subject to the credit risk of Bank of America Corporation

No periodic interest payments

No listing on any securities exchange Enhanced Return

Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund, due March , 2013

Summary

The Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund, due March     , 2013 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes will be automatically called if the Observation Level of the iShares® MSCI Brazil Index Fund (the “Index Fund”) on any Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive the applicable Call Amount. If your notes are not called, the amount you receive on the maturity date will not be greater than the Original Offering Price per unit. If the Ending Value is less than the Threshold Value, the Redemption Amount will be based on the percentage decrease in the value of the Index Fund from the Starting Value to the Ending Value below the Threshold Value. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. Investors also must be prepared to have us call their notes on any Observation Date.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-2. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately one year
Market Measure:	iShares® MSCI Brazil Index Fund (NYSE Arca symbol: “EWZ”)
Starting Value:	The Volume Weighted Average Price on the pricing date
Volume Weighted Average Price:

Absent a determination of manifest error, the price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Market Measure taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.

Ending Value:

The Observation Level on the final Observation Date. If a Market Disruption Event occurs or is continuing on the final Observation Date, the Ending Value will be determined as more fully described beginning on page S-25 of product supplement STR-2.

Observation Level:	The Closing Market Price of the Market Measure on any Observation Date multiplied by the Price Multiplier.
Observation Dates:

September     , 2012, December     , 2012, and March     , 2013 (the final Observation Date). The Observation Dates will occur approximately six, nine, and twelve months after the pricing date.

The Observation Dates are subject to postponement in the event that it is determined that an Observation Date is a non-calculation day, as described beginning on page S-25 of product supplement STR-2.

Call Level:	100% of the Starting Value
Call Amounts (per Unit):

$10.50 - $10.70 if called on September     , 2012,

$10.75 - $11.05 if called on December     , 2012, and $11.00 - $11.40 if called on March     , 2014. The actual Call Amounts will be determined on the pricing date.

Call Premium:

5.00% - 7.00% of the Original Offering Price if called on the first Observation Date, 7.50% - 10.50% if called on the second Observation Date, and 10.00% - 14.00% if called on the final Observation Date. The actual Call Premiums will be determined on the pricing date.

Call Settlement Date:

The fifth Banking Business Day following an Observation Date, if the notes are called on that Observation Date, subject to postponement as described on page S-25 of product supplement STR-2; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	90% of the Starting Value (rounded to two decimal places).
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Index Fund described in product supplement STR-2.
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.125 per unit as listed on the cover page and an additional charge of $0.050 per unit more fully described on page TS-6.

Redemption Amount Determination

Automatic Call Provision:

If on any Observation Date, the Observation Level is equal to or greater than the Call Level, the notes will be automatically called. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Payment at Maturity:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund, due March , 2013

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations (rounded to two decimal places). These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Level, Call Premium, and term of your investment. These hypothetical examples are based on:

1) a Starting Value of 100.00;

2) a Threshold Value of 90.00, or 90% of the Starting Value;

3) a Call Level of 100.00, or 100.00% of the Starting Value;

4) a term of the notes of approximately one year, a term expected to be similar to that of the notes;

5) a Call Premium of 6.00% of the Original Offering Price if the notes are called on the first Observation Date, 9.00% if the notes are called on the second Observation Date, and 12.00% if the notes are called on the final Observation Date (the midpoint of the applicable Call Premium ranges); and

6) Observation Dates occurring approximately six, nine and twelve months after the pricing date.

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Index Fund. For recent actual values of the Index Fund, see “The Index Fund” section below, beginning on page TS-7.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium on the Observation Date if the Observation Level is equal to or greater than the Call Level.

Example 1 — The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.60 or $10.60 per unit.

Example 2 — The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.90 or $10.90 per unit.

Example 3 — The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.20 or $11.20 per unit.

Notes Are Not Called on an Observation Date

Example 4 — The notes are not called on any of the Observation Dates and the Ending Value is 97.00, which is greater than the Threshold Value of 90.00. Therefore, the Redemption Amount per unit will be $10.00.

Example 5 — The notes are not called on any of the Observation Dates and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price per unit. For example, if the Ending Value is 85.00, the Redemption Amount will be:

$10 +	[	$10 ×	(85.00 – 90.00)	]	= $9.50 per unit
100.00

	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5
	First Observation Date	Second Observation Date	Final Observation Date	Final Observation Date	Final Observation Date
Starting Value	100.00	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00	100.00
Threshold Value	90.00	90.00	90.00	90.00	90.00
Observation Level / Ending Value	110.00	105.00	105.00	97.00	85.00
Return of the Index Fund	10.00%	5.00%	5.00%	-3.00%	-15.00%
Return of the Notes	6.00%	9.00%	12.00%	0.00%	-5.00%
Redemption Amount per Unit	$10.60	$10.90	$11.20	$10.00	$9.50

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund, due March , 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement STR-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the return represented by the Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return may be less than the return on a comparable investment directly in the Index Fund.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index Fund.

▪

In seeking to provide you with what we believe to be competitive terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes described on page TS-6. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The amount that you receive at maturity or upon a call will not be affected by all developments relating to the Index Fund.

▪	The sponsor of the Underlying Index described below, MSCI Inc. (“MSCI”), may adjust the Underlying Index in a way that affects its level, and MSCI has no obligation to consider your interests.

▪

The sponsor of the Index Fund, BlackRock Institutional Trust Company, N.A., or the Index Fund’s investment advisor, BlackRock Fund Advisors, may adjust the Index Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

▪	You will have no rights of a holder of the securities held by the Index Fund, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we or our affiliates may from time to time own securities held by the Index Fund or included in the Underlying Index, we do not control any company held by the Index Fund or included in the Underlying Index, and are not responsible for any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Index Fund.

▪	The performance of the Index Fund and the performance of the Underlying Index may vary.

▪	Risks associated with the Underlying Index or the underlying assets of the Index Fund will affect the share price of the Index Fund and hence, the value of the notes.

▪	Your return on the notes may be affected by factors affecting the international securities markets.

▪	Exchange rate movements may impact the value of the notes.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us and our affiliates of securities held by the Index Fund or included in the Underlying Index may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	Our business activities relating to the companies represented by the securities held by the Index Fund or included in the Underlying Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Material U.S. Federal Income Tax Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2.

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund, due March , 2013

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the closing value of the Index Fund will be equal to or greater than the Call Level on any Observation Date and you seek an early exit prior to maturity at the applicable Call Premium in that case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the notes are called, regardless of the performance of the Index Fund from the Starting Value to the date on which the notes are called.

▪	You are willing to accept that the notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the Original Offering Price per unit.

▪

You accept that your investment will result in a loss, which could be significant, if the value of the Index Fund decreases from the Starting Value to an Ending Value that is less than the Threshold Value on the final Observation Date.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index Fund with no expectation of receiving distributions from the Index Fund or receiving dividends or other benefits of owning the securities held by the Index Fund.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payment on which depends on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You wish to make an investment in notes that cannot be automatically called prior to maturity.

▪	You anticipate that the price per share of the Index Fund will decrease from the Starting Value to the Ending Value.

▪	You anticipate that the Observation Level will be less than the Call Level on the Observation Dates.

▪	You seek a return on your investment that will not be capped at the Call Premium.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends from the Index Fund or dividends or other distributions paid on the securities held by the Index Fund.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Other Terms of the Notes

Closing Market Price

The provisions of this section supersede and replace the definition of “Closing Market Price” set forth in product supplement STR-2.

The “Closing Market Price” means:

(A)	If the Index Fund is listed or admitted to trading on a national securities exchange in the United States that is registered under the Securities Exchange Act of 1934 (“registered national securities exchange”), is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or is quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any trading day means for one share of the Index Fund (or any other security underlying the Index Fund for which a Closing Market Price must be determined for purposes of the notes):

i.	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

ii.	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter-market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

iii.	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, then the Closing Market Price shall be the arithmetic mean of the bid prices on that day from as many dealers in that security, but not exceeding three, as have made bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the shares of the Index Fund (or any other security underlying the Index Fund for which a Closing Market Price must be determined for purposes of the notes) on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Market Price shall be determined by the calculation agent in its sole discretion and reasonable judgment.

(B)	If the Index Fund is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other United States quotation medium or inter-dealer system, then the Closing Market Price for any trading day means for one share of the Index Fund, the U.S. dollar equivalent of the last reported sale price (as determined by the calculation agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that trading day as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)	If the Index Fund is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other United States quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the calculation agent in its sole discretion) of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund, due March , 2013

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.050 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors – General Risks Relating to the Notes” beginning on page S-10 and “Use of Proceeds” on page S-23 in product supplement STR-2.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund, due March , 2013

The Index Fund

We have derived the following information from publicly available documents published by iShares, Inc., a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Index Fund, and the Index Fund does not have any obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the shares of the Index Fund or securities included in the Underlying Index described below. Neither we nor MLPF&S has or will participate in the preparation of the publicly available documents described below. Neither we nor MLPF&S has made any due diligence inquiry with respect to the Index Fund in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Index Fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Index Fund could affect the value of the shares of the Index Fund on each Observation Date and therefore could affect your return on the notes.

iShares, Inc. consists of numerous separate investment portfolios, including the Index Fund. The Index Fund typically earns income dividends from securities included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Index Fund’s shareholders as “ordinary income.” In addition, the Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the share price of the Index Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the Index Fund or any equivalent payments.

Information provided to or filed with the SEC by iShares, Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file number 033-97598 and 811-09102, respectively. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The iShares® MSCI Brazil Index Fund

The Index Fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Underlying Index”). The Index Fund has an expense ratio of approximately 0.59% per year and trades on NYSE Arca under the ticker symbol “EWZ.”

The MSCI Brazil Index. The MSCI Brazil Index is a free float-adjusted market capitalization index of publicly traded securities in the Brazilian market as listed on the São Paulo Stock Exchange. The MSCI Brazil Index is a capitalization-weighted index that aims to capture 85% of the publicly available total market capitalization. The MSCI Brazil Index is published in real time every 60 seconds during market trading hours. The MSCI Brazil Index has a base date of December 31, 1987, an initial value of 100, and is calculated in U.S. dollars. As of February 15, 2012, the five largest sector weights were: Financials (24.48%), Energy (21.58%), Materials (21.23%), Consumer Staples (11.29%), and Utilities (6.59%).

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

▪	defining the equity universe;

▪	determining the market investable equity universe for each market;

▪	determining market capitalization size segments for each market;

▪	applying index continuity rules for the MSCI Standard Index;

▪	creating style segments within each size segment within each market; and

▪	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

▪

Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries are also eligible for inclusion.

▪	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund, due March , 2013

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country.

The investability screens used to determine the investable equity universe in each market are as follows:

▪

Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

▪

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

▪

EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

▪

Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

▪

Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi–annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi–Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size–based indices:

▪	Investable Market Index (Large + Mid + Small);

▪	Standard Index (Large + Mid);

▪	Large Cap Index;

▪	Mid Cap Index; or

▪	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

▪	defining the market coverage target range for each size segment;

▪	determining the global minimum size range for each size segment;

▪	determining the market size–segment cutoffs and associated segment number of companies;

▪	assigning companies to the size segments; and

▪	applying final size–segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub–industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

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Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund, due March , 2013

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi–Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

▪	updating the indices on the basis of a fully refreshed equity universe;

▪	taking buffer rules into consideration for migration of securities across size and style segments; and

▪	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

▪	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

▪	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

▪	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)	Ongoing Event–Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including MLPF&S, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Underlying Index or any successor underlying index. MSCI does not guarantee the accuracy or the completeness of the Underlying Index, or any data included in the Underlying Index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Underlying Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Underlying Index, or the manner in which the Underlying Index is applied in determining the amount payable on the notes at maturity.

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Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund, due March , 2013

Historical Data of the Index Fund

The following table sets forth the high and low closing prices of the shares of the Index Fund for each calendar quarter since the first quarter of 2007. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of the Index Fund should not be taken as an indication of future performance, and we cannot assure you that the price per share of the Index Fund will not decrease. On February 15, 2012, the closing price of the Index Fund was 67.31.

	HIGH	LOW
2007
First Quarter	49.40	42.67
Second Quarter	62.85	49.50
Third Quarter	74.52	51.60
Fourth Quarter	85.96	72.40

2008
First Quarter	88.23	69.13
Second Quarter	100.47	79.84
Third Quarter	87.78	50.99
Fourth Quarter	56.25	26.89

2009
First Quarter	40.89	31.75
Second Quarter	57.95	39.30
Third Quarter	67.67	49.05
Fourth Quarter	79.73	66.03

2010
First Quarter	77.79	62.77
Second Quarter	75.73	58.61
Third Quarter	76.93	62.97
Fourth Quarter	81.58	73.84

2011
First Quarter	78.64	70.22
Second Quarter	79.78	69.57
Third Quarter	74.16	52.04
Fourth Quarter	64.51	50.89

2012
First Quarter (through February 15, 2012)	68.93	58.52

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Index Fund. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index Fund and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

BlackRock Institutional Trust Company, N.A. and MLPF&S have entered into a non-exclusive license agreement under which BlackRock has licensed to MLPF&S and certain of its affiliates the right to use the iShares® mark in connection with the Index Fund. The license agreement provides that the following language must be set forth in this term sheet:

iShares® is a registered mark of Blackrock Institutional Trust Company, N.A. (“BTC”). BTC has licensed certain trademarks and trade names of BlackRock to MLPF&S. The notes are not sponsored, endorsed, sold, or promoted by BTC or any of its affiliates (collectively “BlackRock”). BlackRock makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

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Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund, due March , 2013

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract linked to the Index Fund that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the price of the Index Fund.

•

Under this characterization and tax treatment of the notes, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, your capital gain or loss generally will be short-term capital gain or loss.

Material U.S. Federal Income Tax Considerations

Set forth below is a summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a callable single financial contract linked to the Index Fund that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the price of the Index Fund. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a callable single financial contract linked to the Index Fund for U.S. federal income tax purposes. If the notes did not constitute a callable single financial contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STR-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” in product supplement STR-2 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Settlement at Maturity or Sale, Exchange, or Redemption Prior to Maturity. Assuming that the notes are properly characterized and treated as callable single financial contracts linked to the Index Fund for U.S. federal income tax purposes, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, a U.S. Holder (as defined on page S-44 of product supplement STR-2) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, a U.S. Holder’s capital gain or loss generally will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260 of the Code. Because the Index Fund is a type of financial asset described under Section 1260 of the Code, while the matter is not entirely clear, there may exist a risk that an investment in the notes will be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the notes will be recharacterized as ordinary income (the “Excess Gain”). Although not clear, the Excess Gain may equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the notes, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the Index Fund at fair market value on the original issue date for an amount equal to the issue price of the notes and sold such amount of the Index Fund upon the date of sale, exchange, redemption or settlement of the notes at fair market value. In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of sale, exchange, redemption or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption or settlement). U.S. Holders should consult their tax advisor regarding the potential application of Section 1260 of the Code to an investment in the notes.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

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Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund, due March , 2013

Additional Medicare Tax on Unearned Income. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals, estates, and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

Withholding on Dividend Equivalents. A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder (as defined in the product supplement). Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2.

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Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund, due March , 2013

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003417/g18702p5e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is our registered service mark.

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